                                                                    Exhibit 99-1
                         AUDITOR'S REPRESENTATION LETTER


Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to Bresler & Reiner, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant for this audit.